Exhibit 2.1

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MASSACHUSETTS

(EASTERN DIVISION)

In re:	Chapter 11

MOLECULAR INSIGHT PHARMACEUTICALS, INC.,[1]	Case No. 10-23355 (FJB)

Debtor.

DEBTOR’S FIRST AMENDED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtor or any other party in interest and this Plan of Reorganization is subject to approval of the Bankruptcy Court and other customary conditions. This Plan of Reorganization is not an offer with respect to any securities. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN OF REORGANIZATION FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTOR’S SECURITIES) PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

KRAMER LEVIN NAFTALIS & FRANKEL LLP	RIEMER & BRAUNSTEIN LLP
Attorneys for Debtor and	Attorneys for Debtor and
Debtor in Possession	Debtor in Possession
1177 Avenue of the Americas	Three Center Plaza, 6th Floor
New York, New York 10036	Boston, Massachusetts 02108
(212) 715-9100	(617) 523-9000

Dated: March 23, 2011

[1]	The last four digits of the Debtor’s tax identification number are 2086.

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TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

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Molecular Insight Pharmaceuticals, Inc. proposes the following chapter 11 plan of reorganization, pursuant to Title 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532:

SECTION 1. DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms used herein, or in any subsequent amendments or modifications hereto, shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1 Administrative Expense Claim Bar Date has the meaning set forth in section 12.3.

1.2 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of this Chapter 11 Case allowed under sections 503(b), 507(a)(2), and 1114(e) of the Bankruptcy Code and entitled to priority pursuant to section 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estate, any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the Debtor’s business or obligations incurred or assumed by the Debtor during this Chapter 11 Case, any Professional Fees to the extent allowed by Final Order, and any fees or charges assessed against the Estate under 28 U.S.C. § 1930; provided, however, that the holder of an Administrative Expense Claim (except for an Administrative Expense Claim based upon Professional Fees, the allowance and timing for filing applications being governed by section 2.2) arising on or prior to the Effective Date must file a request for payment on or before the Administrative Expense Claim Bar Date.

1.3 Allowance Date means with reference to a particular Claim, the date on which such Claim becomes an Allowed Claim; provided, however, that, if a Claim becomes an Allowed Claim pursuant to an order of the Bankruptcy Court, the Allowance Date shall be the date on which such order becomes a Final Order, and if a Claim becomes an Allowed Claim pursuant to the Plan of Reorganization, the Allowance Date shall be deemed the Effective Date.

1.4 Allowed means, with reference to any Claim, (a) any Claim against the Debtor which has been listed by the Debtor in the Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary Proof of Claim has been filed, (b) any Claim filed on or before the applicable Bar Date set by the Bankruptcy Court that is either not a Disputed Claim or had been allowed by Final Order, or (c) any Claim expressly allowed by a Final Order or hereunder. Nothing in this Plan of Reorganization shall prevent the Debtor from objecting to Claims after the Confirmation Date. The term “Allowed,” when used to modify a reference in the Plan to any Claim or Class of Claims means a Claim (or any Claim in any such Class) that is so allowed. Claims which are allowed solely for purposes of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder for any other purpose, unless otherwise specified herein or by order of the Bankruptcy Court. Except as otherwise explicitly set forth in this Plan, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

1.5 Avoidance Actions means any and all claims and causes of action which the Debtor, the debtor in possession, the Estate, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

1.6 Backstop Warrants means the warrants to purchase shares of New Molecular Insight Preferred Stock with an exercise price of $0.01 per share and with a seven-year term, exercisable for an aggregate of 6.5% of New Molecular Insight Common Stock issuable upon conversion of the New Molecular Insight Preferred Stock outstanding as of the Effective Date (excluding shares of New Molecular Insight Common Stock issuable upon the conversion of New Molecular Insight Preferred Stock issuable upon exercise of the New Warrants), which warrants will be issued by the Reorganized Debtor to certain Exit Lenders on the Effective Date pursuant to the New Warrant Agreement.

1.7 Ballot means the ballots and/or master ballots accompanying the Disclosure Statement and distributed to each holder of an Impaired Claim on which is to be indicated acceptance or rejection of the Plan of Reorganization.

1.8 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to this Chapter 11 Case.

1.9 Bankruptcy Court means the United States Bankruptcy Court for the District of Massachusetts – Eastern Division having jurisdiction over this Chapter 11 Case and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the unit of such District Court having jurisdiction over this Chapter 11 Case under 28 U.S.C. § 151.

1.10 Bankruptcy Rules means collectively the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under 28 U.S.C. § 2075, as amended from time to time, applicable to this Chapter 11 Case, and the Local Bankruptcy Rules of the Bankruptcy Court as now in effect or hereafter amended.

1.11 Bar Date means (a) February 4, 2011 for all entities other than governmental units or (b) June 7, 2011, for governmental units, as the dates established by an order of the Bankruptcy Court, respectively as the last days for filing a Proof of Claim in this Chapter 11 Case.

1.12 Bondholder Counsel means Bingham McCutchen LLP, counsel to certain holders of Secured Bond Claims.

1.13 Bondholder Professionals means collectively (a) the Bondholder Counsel, (b) the Frankel Group, LLC, life sciences advisor engaged by the Bondholder Counsel on behalf of certain holders of Secured Bond Claims, and (c) Barrier Advisors, Inc., financial advisor engaged by the Bondholder Counsel on behalf of certain holders of Secured Bond Claims.

1.14 Bonds means those certain senior secured floating rate bonds, due November 16, 2012, issued by Molecular Insight pursuant to the Indenture in an original aggregate principal amount equal to $150,000,000. As of the Petition Date, the outstanding principal amount of the Bonds plus accrued but unpaid interest was $201,794,051.

1.15 Business Day means any day other than a Saturday, a Sunday, “legal holiday” as such term is defined in Bankruptcy Rule 9006(a) or any other day on which banking institutions in Boston, Massachusetts are required or authorized to close by law or executive order.

1.16 Cash means legal tender of the United States of America.

1.17 Cash Collateral Order means, collectively, those certain orders of the Bankruptcy Court authorizing the Debtor to use cash collateral and granting adequate protection as in effect from time to time, including the orders entered on December 17, 2010, January 20, 2011 and March 4, 2011, as amended, modified or supplemented from time to time.

1.18 Causes of Action means any Claim, cause of action (including Avoidance Actions), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in each case arising before or on the Effective Date, and whether arising in contract or in tort, in law or in equity, or pursuant to any other theory of law.

1.19 Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Petition Date, in the Bankruptcy Court and styled In re Molecular Insight Pharmaceuticals, Inc., 10-23355 (FJB).

1.20 Claim means a “claim” as defined in section 101(5) of the Bankruptcy Code against the Debtor or property of the Debtor, whether or not asserted.

1.21 Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code and as set forth in section 3 of the Plan of Reorganization.

1.22 Committee means the statutory committee of unsecured creditors, if any, appointed in this Chapter 11 Case pursuant to section 1102(a)(1) of the Bankruptcy Code, as may be reconstituted from time to time.

1.23 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order in its docket within the meaning of Bankruptcy Rules 5003 and 9021.

1.24 Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.25 Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Debtor and the Consenting Bondholders.

1.26 Consenting Bondholders means the holders of Secured Bond Claims in Class 3 who (a) hold, in the aggregate, more than sixty six and two-thirds percent (66 2/3%) of the Secured Bond Claims; (b) collectively constitute more than fifty percent (50%) in number of all holders in Class 3; and (c) have executed the Plan Support Agreement.

1.27 Contingent Claim means any contingent or unliquidated Claim asserted or that could be asserted against the Debtor.

1.28 D&O Releasees means all officers, directors, employees, consultants, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives of the

Debtor and their subsidiaries who served in such capacity on or after March 15, 2010, in each case in their respective capacity as such.

1.29 Debtor means Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation.

1.30 Debtor in Possession or DIP means the Debtor in its capacity as debtor in possession in this Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.31 DIP Agent means that certain entity selected by the DIP Lenders in the event that DIP financing is provided to the Debtor, in its capacity as administrative agent and collateral agent under the DIP Facility Agreement.

1.32 DIP Facility Agreement means, if so requested by the DIP Lenders, the debtor-in-possession credit agreement, among the Debtor, the DIP Lenders and the DIP Agent, as amended, modified or supplemented from time to time, providing for a debtor-in-possession credit facility in the aggregate principal amount of up to $10,000,000.

1.33 DIP Facility Claims means any and all Claims arising under the DIP Facility Agreement and/or the DIP Order, including, without limitation, any fees, expenses or attorneys’ fees owing thereunder by the Debtor.

1.34 DIP Lenders means the lenders from time to time under the DIP Facility Agreement and/or the DIP Order.

1.35 DIP Order means, to the extent DIP financing is provided, the Final Order entered by the Bankruptcy Court authorizing and approving the Debtor’s entry into and performance under the DIP Facility Agreement and/or the DIP Order.

1.36 Disbursing Agent means any entity (including the Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under section 6 hereof.

1.37 Disclosure Statement means that certain disclosure statement relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as thereafter amended, supplemented or modified in accordance with applicable law.

1.38 Disputed means any Claim: (a) listed on the Schedules as disputed, contingent or unliquidated or (b) as to which the Debtor or any other parties in interest have interposed a timely objection or request for estimation, or have sought to subordinate or otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order. In the event that any part of a Claim is disputed, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan of Reorganization unless and until a Final Order has been entered allowing such Claim.

1.39 Distribution Record Date means 5:00 p.m. (Eastern Time) on the Business Day that is five Business Days prior to the Confirmation Date for holders of Claims.

1.40 DTC means the Depository Trust Company and its successors and assigns.

1.41 Effective Date means the earlier to occur of (a) the first Business Day on which (i) all conditions to the effectiveness of the Plan of Reorganization as set forth in section 9 hereof have been satisfied or, if capable of being waived, duly and expressly waived as provided in section 9 hereof and (ii) the effectiveness of the Confirmation Order shall not be stayed and (b) subject to section 9.4 of this Plan of Reorganization, such other date following the Confirmation Date that the Debtor, with the consent of Required Consenting Bondholders, designates.

1.42 Equity Interest means any equity interest in any entity, including but not limited to all issued, unissued, authorized or outstanding shares of stock or other instrument evidencing a present ownership or membership interest, whether or not transferable, together with any option, warrant, or right, contractual or otherwise, to acquire any such interest at any time.

1.43 Estate means the estate created for the Debtor on the Petition Date pursuant to sections 301 and 541 of the Bankruptcy Code.

1.44 Exchange Agent means Omni Management Group, LLC or such other exchange agent as may be selected by the Debtor.

1.45 Exculpated Parties means, collectively, the Debtor, the Reorganized Debtor, the D&O Releasees, and the Released Parties.

1.46 Executory Contract means any executory contract or unexpired lease, within the meaning of section 365 of the Bankruptcy Code, between the Debtor and any other person or entity.

1.47 Exit Agent means that certain entity selected by the Exit Lenders in its capacity as administrative agent and collateral agent under the Exit Credit Agreement and the New Pledge and Security Agreement.

1.48 Exit Commitment Letter means, collectively, (a) that certain Exit Commitment Letter, dated as of February 28, 2011, by and among the Debtor and certain Exit Lenders setting forth, among other things, such Exit Lenders’ commitment to enter into the Exit Credit Agreement and provide the funding contemplated thereby and (b) that certain Exit Fee Letter, dated as of February 28, 2011, by and among the Debtor and certain Exit Lenders setting forth, among other things, the fees payable by the Reorganized Debtor to the Exit Lenders in connection with the Exit Credit Agreement, in each case, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

1.49 Exit Credit Agreement means that certain Credit Agreement to be entered into on the Effective Date by and among, the Reorganized Debtor, the Exit Lenders and the Exit Agent, as administrative agent and collateral agent for the Exit Lenders, in connection with the borrowing of the New Loans and substantially in the form contained in the Plan Supplement.

1.50 Exit Lenders means the lenders from time to time party to the Exit Credit Agreement.

1.51 Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in this Chapter 11 Case, which has not been reversed, vacated, or stayed and (except with respect to sections 9.1 and 9.2 of this Plan of Reorganization, for which sections the following elements shall not apply) as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.52 General Unsecured Claim means any Claim against the Debtor that is not a Secured Tax Claim, Secured Bond Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, or Section 510(b) Claim and shall include, without limitation, (i) Claims of vendors or customers of the Debtor that are not Priority Claims, (ii) Claims of present or former employees of the Debtor that are not Priority Claims and (iii) Claims arising as a result of the rejection by the Debtor of any Executory Contracts.

1.53 Governmental Unit shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

1.54 Impaired means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is not Unimpaired.

1.55 Indenture means that certain Indenture, dated as of November 16, 2007, between Molecular Insight, as issuer and the Indenture Trustee, as indenture trustee (as amended, supplemented or otherwise modified from time to time through the Petition Date), pursuant to which the Bonds are issued.

1.56 Indenture Trustee means The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N.A.), as indenture trustee and collateral agent under the Indenture.

1.57 Investor Rights Agreement means that certain Investor Rights Agreement to be entered into among the Reorganized Debtor and the holders of New Molecular Insight Capital Stock, which agreement shall be in substantially the form contained in the Plan Supplement.

1.58 Lien shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

1.59 Management Equity Plan means a post-Effective Date director and officer compensation program that may be approved and implemented by the board of directors of the Reorganized Debtor, in its discretion, based on performance metrics established by the compensation committee. Equity awards in the form of restricted stock, options or warrants for New Molecular Insight Capital Stock representing up to 6.0% of the New Molecular Insight Common Stock issuable upon conversion of the New Molecular Insight Preferred Stock outstanding as of the Effective Date (excluding shares of New Molecular Insight Common Stock issuable upon the conversion of New Molecular Insight Preferred Stock issuable upon exercise of the New Warrants) may be issued or reserved under the Plan and allocated to the Management Equity Plan.

1.60 Molecular Insight means Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation.

1.61 New Loans means those certain senior secured loans to be borrowed on the Effective Date by the Reorganized Debtor pursuant to the Exit Credit Agreement in an aggregate principal amount not to exceed $40 million.

1.62 New Pledge and Security Agreement means that certain Pledge and Security Agreement to be entered into by the Reorganized Debtor and the Exit Agent, as collateral agent for the Exit Lenders on the Effective Date in connection with the borrowing of the New Loans and substantially in the form contained in the Plan Supplement.

1.63 New Molecular Insight Capital Stock means, collectively, the New Molecular Insight Common Stock and the New Molecular Insight Preferred Stock.

1.64 New Molecular Insight Common Stock means a sufficient number of shares of common stock of Reorganized Debtor authorized for issuance under the Management Equity Plan, upon conversion of the New Molecular Insight Preferred Stock and upon conversion of the New Molecular Insight Preferred Stock issuable upon exercise of the New Warrants. No New Molecular Insight Common Stock shall be issued on the Effective Date.

1.65 New Molecular Insight Preferred Stock means a sufficient number of shares of class A convertible preferred stock of the Reorganized Debtor authorized for issuance in accordance with the terms hereof on the Effective Date. The initial aggregate liquidation preference of all shares of New Molecular Insight Preferred Stock issued on the Effective Date will be $75 million.

1.66 New Warrant Agreement means that certain Warrant Purchase Agreement to be entered into on the Effective Date by the Reorganized Debtor, providing for the issuance of the New Warrants, substantially in the form contained in the Plan Supplement.

1.67 New Warrants means, collectively, the Pro Rata Warrants and the Backstop Warrants.

1.68 Old Molecular Insight Equity Interest means any and all rights and interests with respect to, on account of, or arising from or in connection with any Equity Interest of Molecular Insight outstanding immediately prior to the Effective Date.

1.69 Other Priority Claim means any Claim against the Debtor other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

1.70 Other Secured Claim means a Claim other than a Secured Bond Claim to the extent that such Claim (a) is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan of Reorganization or the Confirmation Order as an Other Secured Claim.

1.71 Petition Date means the date on which the Debtor filed a petition for relief commencing this Chapter 11 Case.

1.72 Plan of Reorganization or Plan means this first amended chapter 11 plan of reorganization, including the exhibits hereto, either in its present form or as the same may be altered,

amended, modified, or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the Bankruptcy Rules and the terms hereof.

1.73 Plan Securities means the New Molecular Insight Preferred Stock issued on the Effective Date to holders of Secured Bond Claims, each in such capacity, and any New Molecular Insight Common Stock issued upon conversion of such New Molecular Insight Preferred Stock.

1.74 Plan Supplement means the supplement to the Plan containing certain documents relevant to the implementation of the Plan, including, but not limited to, the forms of the (i) New Molecular Insight Capital Stock, (ii) the Investor Rights Agreement, (iii) the Stockholders’ Agreement, (iv) the Exit Credit Agreement, (v) the New Pledge and Security Agreement, (vi) the Restated Certificate of Incorporation, (vii) the Restated ByLaws, (viii) a list of any Executory Contracts to be rejected pursuant to the Plan, and (ix) the New Warrant Agreement. The Plan Supplement and the documents contained therein shall be filed with the Clerk of the Bankruptcy Court no later than five (5) calendar days before the Voting Deadline; provided, that the documents included therein may thereafter be amended and supplemented prior to execution as provided herein and therein. All such documents (including any amendments thereto) listed in subclauses (i) through (ix) above included in the Plan Supplement shall be in form and substance reasonably acceptable to the Consenting Bondholders and the Debtor.

1.75 Plan Support Agreement means that certain Plan Support Agreement, dated as of February 28, 2011, by and among the Consenting Bondholders and the Debtor, as amended, modified or supplemented from time to time.

1.76 Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code; provided, however, that any Claims asserted by a Governmental Unit on account of any penalties (except to the extent that 507(a)(8)(G) applies), shall not be Priority Tax Claims.

1.77 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

1.78 Pro Rata Warrants means the warrants to purchase shares of New Molecular Insight Preferred Stock with an exercise price of $0.01 per share and with a seven-year term, exercisable for an aggregate of 25% of the New Molecular Insight Common Stock issuable upon conversion of the New Molecular Insight Preferred Stock outstanding as of the Effective Date (excluding shares of New Molecular Insight Common Stock issuable upon the conversion of New Molecular Insight Preferred Stock issuable upon exercise of the New Warrants), which warrants will be issued by the Reorganized Debtor to the Exit Lenders on the Effective Date pursuant to the New Warrant Agreement.

1.79 Professional means an entity or person: (a) retained in the Chapter 11 Case pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date, pursuant to sections 327, 328, 329, 330, 363 or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b) of the Bankruptcy Code pursuant to a Final Order granting such relief, in each case, excluding those entities entitled to compensation for services rendered after the Petition Date in the ordinary course of business pursuant to a Final Order granting such relief.

1.80 Professional Fees means all Administrative Expense Claims for accrued fees and expenses for services rendered by a Professional through and including the Effective Date, to the extent such fees and expenses have not been paid pursuant to any order of the Bankruptcy Court.

1.81 Proof of Claim means any written statement that conforms substantially to Official Bankruptcy Form No. 10, complies with the Final Order of the Bankruptcy Court establishing the Bar Date entered on December 23, 2010 [Dkt. No. 175], and is filed in this Chapter 11 Case by a creditor in which such creditor sets forth the amount purportedly owed by the Debtor in sufficient detail to identify the basis for the Claim.

1.82 Released Claims has the meaning set forth in section 10.5.

1.83 Released Parties means (i) each member of the Committee, in its representative capacity, (ii) each holder of a Secured Bond Claim in its capacity as such, (iii) the Indenture Trustee, (iv) the DIP Lenders, each in their capacity as such, (v) the DIP Agent, in its capacity as such, (vi) the Exit Lenders, each in their capacity as such, (vii) the Exit Agent, in its capacity as such and (viii) each Advisor of the foregoing. For purposes of this definition, “Advisors” means each of the following: financial advisor, investment banker, Professional, accountant, attorneys, consultants, agents and other representatives and each of their respective employees, members, parent corporations, subsidiaries, affiliates, and partners. Each “Released Party” shall include current and former officers, directors, and employees.

1.84 Releasing Claims has the meaning set forth in section 10.5.

1.85 Reorganized Debtor means the Debtor, as reorganized on the Effective Date, in accordance with the terms of this Plan of Reorganization.

1.86 Required Consenting Bondholders means the holders of Secured Bond Claims who hold, in the aggregate, more than sixty six and two-thirds percent (66 2/3%) of the Secured Bond Claims held by the holders of Secured Bond Claims party to the Plan Support Agreement.

1.87 Reserved Cash has the meaning set forth in section 6.3.

1.88 Restated ByLaws means the form of restated bylaws or operating agreement, as appropriate, to be adopted by the Reorganized Debtor on the Effective Date, substantially in the form included in the Plan Supplement.

1.89 Restated Certificate of Incorporation means the form of restated certificate of incorporation or formation, as applicable, to be adopted by the Reorganized Debtor on the Effective Date, substantially in the form included in the Plan Supplement, which shall among other things, reincorporate the Reorganized Debtor as a Delaware corporation.

1.90 Restructuring Transactions means the transactions described in section 5 hereof.

1.91 Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time through the Confirmation Date in accordance with Bankruptcy Rule 1009.

1.92 Section 510(b) Claims means all Claims that arise from the rescission of a purchase or sale of a security of the Debtor, for damages arising from the purchase or sale of such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim. Such Claims will be subordinated in accordance with section 510(b) of the Bankruptcy Code.

1.93 Secured Bond Claims means all Claims arising under or related to the Bonds.

1.94 Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

1.95 Stockholders’ Agreement means that certain Stockholders’ Agreement to be entered into among the Reorganized Debtor and the holders of New Molecular Insight Capital Stock, which agreement shall be in substantially the form contained in the Plan Supplement.

1.96 Unimpaired means, with respect to a Claim or Equity Interest or a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.97 Voting Deadline means the date established by the Bankruptcy Court and set forth in the order approving the Disclosure Statement for the submission of ballots for voting to accept or reject the Plan.

1.98 Voting Record Date means the date set in the Disclosure Statement for determining holders of Claims and Equity Interests entitled to vote to accept or reject the Plan.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan of Reorganization are to the respective section in, or exhibit to, the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

SECTION 2. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtor are not classified for purposes of voting on, or receiving distributions under, the Plan of Reorganization. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with this section 2 and in accordance with the requirements set forth in section 1129(a)(9)(A) of the Bankruptcy Code.

2.1. DIP Facility Claims.

Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, each holder of an Allowed DIP Facility Claim, if any, shall receive, on the Effective

Date, in full satisfaction, settlement, and release of, and in exchange for, such Claim, Cash in an amount equal to the unpaid amount of such Allowed DIP Facility Claim.

2.2. Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Claim for Professional Fees), shall receive, in full satisfaction, settlement, and release of, and in exchange for, such Claim, Cash in an amount equal to the unpaid Allowed amount of such Administrative Expense Claim on the later of (a) the Effective Date (or as soon thereafter as reasonably practicable), and (b) the date that is ten (10) days after the Allowance Date; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor during the Chapter 11 Case or otherwise assumed by the Debtor on the Effective Date pursuant to the Plan shall be paid or performed by the Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2.3. Compensation and Reimbursement Claims.

All persons and entities seeking an award by the Bankruptcy Court of Professional Fees (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and, (b) shall receive, in full satisfaction, settlement, and release of, and in exchange for such Claim, Cash in such amounts as are Allowed by the Bankruptcy Court (i) on the later of (A) the Effective Date (or as soon thereafter as reasonably practicable) and (B) the date that is ten (10) days after the Allowance Date, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Claim for Allowed Professional Fees and the Reorganized Debtor.

Except as otherwise specifically provided in the Plan of Reorganization, on and after the Effective Date, the Reorganized Debtor, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and consummation of the Plan of Reorganization incurred by the Reorganized Debtor after the Effective Date. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor may employ and pay any professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.4. Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such holder; provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Reorganized Debtor, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor or Reorganized Debtor and such holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Any Claims asserted by a Governmental Unit on account of any penalties shall not be an Allowed Priority Tax Claim and shall be subordinated to General Unsecured Claims.

SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the Classes of Claims against and Equity Interests in the Debtor and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to, accept or reject the Plan of Reorganization.

Class	Description	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired.	No (deemed to accept)
2	Other Secured Claims	Unimpaired.	No (deemed to accept)
3	Secured Bond Claims	Impaired.	Yes
4	General Unsecured Claims	Impaired.	Yes
5	Section 510(b) Claims	Impaired	No (deemed to reject)
6	Old Molecular Insight Equity Interests	Impaired.	No (deemed to reject)

SECTION 4. TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1. Other Priority Claims (Class 1).

(a) Impairment and Voting. Class 1 is Unimpaired by the Plan of Reorganization. Each holder of an Allowed Other Priority Claim against the Debtor is conclusively presumed to have accepted the Plan of Reorganization and is not entitled to vote to accept or reject the Plan of Reorganization.

(b) Distributions. Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment of such Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, and release of, and in exchange for such Claim, Cash in an amount equal to such Allowed Other Priority Claim, on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable), and (ii) the date that is ten (10) days after the Allowance Date.

4.2. Other Secured Claims (Class 2).

(a) Impairment and Voting. Class 2 is Unimpaired by the Plan of Reorganization. Each holder of an Allowed Other Secured Claim against the Debtor is conclusively presumed to have accepted the Plan of Reorganization and is not entitled to vote to accept or reject the Plan of Reorganization.

(b) Distributions. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each holder of an Allowed Other Secured Claim shall receive one of the following treatments on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable), and (ii) the date that is ten (10) days after the Allowance Date, at the sole option of the Reorganized Debtor, in full satisfaction, settlement, and release of, and in exchange for such Claim: (i) the Debtor or Reorganized Debtor shall pay such Allowed Other Secured Claims in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code; (ii) the Debtor or the Reorganized Debtor shall deliver the collateral securing any such Allowed Other Secured Claim without representation of, warranty by or recourse against the Debtor or the Reorganized Debtor; or (iii) the Debtor or the Reorganized Debtor shall otherwise treat any Allowed Other Secured Claim in any other manner such that the Claim shall be rendered Unimpaired. The Debtor specifically reserves the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported Liens relating to Other Secured Claims.

4.3. Secured Bond Claims (Class 3).

(a) Allowance. On the Effective Date, the Secured Bond Claims shall be allowed in full in the amount of $201,794,051 plus all accrued and unpaid interest as of the Effective Date.

(b) Impairment and Voting. Class 3 is Impaired by the Plan of Reorganization. Each holder of an Allowed Secured Bond Claim is entitled to vote to accept or reject the Plan of Reorganization.

(c) Distributions. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Secured Bond Claim will receive in full satisfaction, settlement, and release of, and in exchange for such Claim a Pro Rata Share of the 10,000,000 shares of New Molecular Insight Preferred Stock to be issued on the Effective Date, with such shares initially convertible into 100% of the Reorganized Debtor’s issued and outstanding shares of New Molecular Insight Common Stock (subject to dilution by shares of New Molecular Insight Common Stock issued pursuant to the Management Equity Plan and the New Warrants).

4.4. General Unsecured Claims (Class 4).

(a) Impairment and Voting. Class 4 is Impaired by the Plan of Reorganization. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan of Reorganization.

(b) Distributions. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed General Unsecured Claim will receive in full satisfaction, settlement, and release of, and in exchange for such Claim a Pro Rata Share of $500,000 in Cash; provided, however, that no member of Class 4 shall be entitled to more than payment in full of its Claim and excess Cash, if any, shall be retained by the Reorganized Debtor consistent with section 6.2(g).

4.5. Section 510(b) Claims (Class 5).

(a) Impairment and Voting. Class 5 is Impaired by the Plan of Reorganization. Pursuant to section 1126(g) of the Bankruptcy Code, each holder of a Section 510(b) Claim is deemed to reject the Plan of Reorganization and is not entitled to vote to accept or reject the Plan of Reorganization.

(b) Distributions. On the Effective Date, all Section 510(b) Claims shall be discharged. Holders of Section 510(b) Claims shall not receive or retain any interest or property on account of such Claims, unless and until all holders of Allowed Claims other than Claims in Class 5 are satisfied in full.

4.6. Old Molecular Insight Equity Interests (Class 6).

(a) Impairment and Voting. Class 6 is Impaired by the Plan of Reorganization. Pursuant to section 1126(g) of the Bankruptcy Code, each holder of an Old Molecular Insight Equity Interest is deemed to reject the Plan of Reorganization and is not entitled to vote to accept or reject the Plan of Reorganization.

(b) Distributions. On the Effective Date, all Old Molecular Insight Equity Interests shall be canceled and extinguished. Holders of Old Molecular Insight Equity Interests shall not receive or retain any interest or property on account of such Equity Interests.

4.7. Special Provision Governing Unimpaired Claims.

Except as otherwise provided herein, nothing under the Plan of Reorganization shall affect the Debtor’s or the Reorganized Debtor’s rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.8. Acceptance or Rejection of the Plan.

(a) Presumed Acceptance of Plan. Classes 1, and 2 are Unimpaired under the Plan of Reorganization, and are, therefore, presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(b) Voting Classes. Each holder of an Allowed Claim in each of Classes 3 and 4 shall be entitled to vote to accept or reject the Plan of Reorganization.

(c) Presumed Rejection of Plan. Classes 5 and 6 shall be presumed to have rejected the Plan of Reorganization pursuant to section 1126(g) of the Bankruptcy Code.

(d) Controversy Concerning Impairment. If a controversy arises as to whether any Claims or any Class thereof are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

(e) Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code. Acceptance of the Plan of Reorganization by either Class 3 or 4 will satisfy section 1129(a)(10) of the Bankruptcy Code. The Debtor will seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any rejecting class of Claims consistent with the Plan Support Agreement.

(f) Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by the holder of an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 (i.e., no Ballots are cast in a Class entitled to vote on the Plan of Reorganization) shall be deemed eliminated from the Plan of Reorganization for purposes of voting to accept or reject the Plan of Reorganization and for purposes of determining acceptances or rejection of the Plan of Reorganization by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

SECTION 5. MEANS FOR IMPLEMENTATION

The Plan Securities to be distributed pursuant to the Plan of Reorganization shall be issued, as applicable, pursuant to the exemption set forth in section 1145(a)(1) of the Bankruptcy Code and shall be freely tradable, without restriction, except to the extent any holder is an underwriter as provided in section 1145(b)(1) of the Bankruptcy Code. The New Warrants and New Molecular Insight Preferred Stock to be issued pursuant to the exercise of the New Warrants shall be exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities pursuant to the exemptions set forth in Section 4(2) of the Securities Act or Regulation D promulgated thereunder. The Debtor is hereby authorized to take such actions and to execute and deliver such documents as shall be necessary or convenient to effectuate the issuance of all debt and equity securities to be issued pursuant to the Plan of Reorganization.

5.1. General Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan of Reorganization, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan of Reorganization and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan of Reorganization; (3) the filing of appropriate certificates of incorporation, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtor determine are necessary or appropriate.

5.2. Reincorporation in Delaware, Continuation of Corporate Existence.

On or prior to the Effective Date, the Debtor will, as a Reorganized Debtor, reincorporate as a Delaware corporation. Except as otherwise provided in the Confirmation Order, the Debtor, as Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation, as applicable, under the laws of the respective state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of its property, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan of Reorganization or the Confirmation Order.

5.3. Cancellation of Instruments and Securities.

(a) Except to the extent provided otherwise in the Plan of Reorganization, on the Effective Date the Old Molecular Insight Equity Interests shall no longer be outstanding, shall be canceled, retired, and deemed terminated, and shall cease to exist, as permitted by section 1123(a)(5) of the Bankruptcy Code and the obligations of the Debtor pursuant, relating or pertaining to any agreements, certificates of designation, by-laws or certificate or articles of incorporation or similar documents governing the shares, certificates, purchase rights, options, or other instruments or documents evidencing or creating any ownership interest in the Debtor shall be released and discharged.

(b) Except (i) for purposes of evidencing a right to distributions under the Plan of Reorganization, (ii) with respect to Executory Contracts that have been assumed by the Debtor, or (iii) as otherwise provided in the Plan of Reorganization, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtor, including the Indenture (subject to section 5.3(c)) and the Bonds evidencing such Claims, in each case, outstanding prior to the Effective Date, shall be canceled.

(c) Notwithstanding the foregoing, nothing herein affects the Indenture Trustee’s rights pursuant to the Indenture and applicable non-bankruptcy law to assert liens on any distributions hereunder to the holders of the Bonds issued pursuant to such Indenture, to secure payment of its fees and expenses. If the Indenture Trustee does not serve as Disbursing Agent with respect to distributions to its respective holders, then the funds distributed to any such Disbursing Agent shall be subject to the lien of the Indenture Trustee under the Indenture.

5.4. Exit Financing.

(a) On the Effective Date, the Reorganized Debtor shall execute and deliver all other documents required to be issued or executed pursuant to the Plan of Reorganization, including, the Exit Credit Agreement, the New Pledge and Security Agreement, and the New Warrant Agreement, and such issuance, execution and delivery is hereby authorized without further act or action under applicable law, regulation, order or rule. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments as are required to be executed and/or delivered pursuant to the terms of (including, but not limited to, as a condition precedent to the effectiveness of) the Plan of Reorganization, the Exit Credit Agreement and the New Pledge and Security Agreement. The guarantees and Liens securing obligations under the Exit Credit Agreement, the New Pledge and Security Agreement and New Loans shall be as set forth in the Exit Credit Agreement and the New Pledge and Security Agreement. The guarantees, mortgages, pledges, liens and other security interests granted and pursuant to or in connection with the Exit Credit Agreement and the New Pledge and Security Agreement are granted in good faith as an inducement to the holder of the New Loans to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance.

(b) As of the Effective Date, the New Loans will be in an aggregate principal amount not to exceed $40 million. The New Loans will be borrowed pursuant to the Exit Credit Agreement. The proceeds from the New Loans will be used to (i) pay Allowed DIP Facility Claims (if any), (ii) pay fees, costs and expenses incurred directly in connection with the Restructuring Transactions, (iii) pay the fees, costs and expenses of the Bondholder Professionals that have not been paid in full in accordance with the Cash Collateral Order or to otherwise reimburse holders of Secured Bond Claims for any amount of such fees, costs or expenses paid by holders of Secured Bond Claims to the Bondholder Professionals during the Chapter 11 Case, and (iv) fund the Reorganized Debtor’s working capital and general corporate needs.

5.5. Sources of Cash for Plan Distributions.

All Cash necessary for the Reorganized Debtor to make payments required pursuant to the Plan of Reorganization will be funded with Cash on hand, by the New Loans, and the proceeds, if any, of Avoidance Actions and insurance. On the Effective Date, the Exit Lenders shall fund the New Loans to the Reorganized Debtor, in accordance with the Exit Credit Agreement and subject to the satisfaction of the conditions precedent set forth therein. From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in the Exit Credit Agreement and any other post-Effective Date financing, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the board of directors of the Reorganized Debtor deems appropriate.

5.6. Authorization and Issuance of New Molecular Insight Capital Stock and New Warrants.

(a) New Molecular Insight Capital Stock and New Warrants. On the Effective Date, the Reorganized Debtor shall issue or reserve for issuance all of the New Molecular Insight Capital Stock and the New Warrants. The New Molecular Insight Preferred Stock and the New Warrants shall represent all of the Equity Interests in Reorganized Debtor as of the Effective Date and, other than shares reserved for issuance pursuant to the Management Equity Plan, for issuance upon the exercise of the New Warrants, and upon conversion of the New Molecular Insight Preferred Stock. The New Molecular Insight Preferred Stock shall be issued to the holders of Secured Bond Claims, as provided in this Plan of Reorganization. The New Warrants shall be issued to the Exit Lenders as provided in this Plan of Reorganization, the Exit Commitment Letter, and the New Warrant Agreement. The issuance of the New Molecular Insight Capital Stock and the New Warrants by the Reorganized Debtor is authorized without the need for further corporate action and all of the shares of New Molecular Insight Capital Stock issued pursuant to the Plan of Reorganization shall be duly authorized, validly issued, fully paid and non-assessable. The New Warrants shall have an exercise price of $0.01 per share. The Reorganized Debtor will issue and transfer the New Molecular Insight Capital Stock and New Warrants through separate stock certificates to the Holders of Secured Bond Claims and/or the Exit Lenders.

(b) Investor Rights Agreement and Stockholders’ Agreement. On the Effective Date, the Reorganized Debtor shall enter into and deliver the Investor Rights Agreement and the Stockholders’ Agreement, in substantially the forms included in the Plan Supplement, to each entity or person that is intended to be a party thereto and such agreements shall be deemed to be valid, binding and enforceable in accordance with their respective terms, and each holder of New Molecular Insight Capital Stock (including the holders of the New Warrants upon their exercise thereof) shall be bound thereby, in each case without the need for execution by any party thereto other than the Reorganized Debtor.

(c) Private Company. On or prior to the Effective Date, the Reorganized Debtor shall be a private company and shall take such actions necessary to cease being a reporting company as contemplated under Securities Exchange Act of 1934 and any applicable regulations. As such, subject to the Investor Rights Agreement, the Reorganized Debtor will not list the New Molecular Insight Capital Stock on a national securities exchange.

5.7. Vesting of Assets in the Reorganized Debtor.

On the Effective Date, all property of the Estate, and any property acquired by the Debtor during the Chapter 11 Case or the Reorganized Debtor under the Plan of Reorganization, shall vest in the Reorganized Debtor, free and clear of all Claims, Liens, charges, or other encumbrances and interests except as provided in the Plan of Reorganization and the Confirmation Order. From and after the Effective Date, the Reorganized Debtor may operate its businesses and may use, acquire and dispose of property, free of restrictions imposed under the Bankruptcy Code.

5.8. Termination of Cash Collateral Order and the DIP Order.

On the Effective Date, the DIP Order and the Cash Collateral Order, including the use of cash collateral thereunder, shall be terminated. Upon the payment in full in Cash on the Effective Date of all Allowed DIP Claims and Claims due and owing as a form of adequate protection under the Cash Collateral Order, all Liens, Claims and security interests granted to secure the Secured Bond Claims under the Cash Collateral Order and the DIP Claims under the DIP Order shall be deemed terminated and shall be of no further force and effect. The Reorganized Debtor shall be entitled to take any action necessary to effectuate the discharge of any Lien under the Cash Collateral Order and the DIP Order. On the Effective Date, the Debtor shall pay in Cash all unpaid amounts due and owing as a form of adequate protection under the Cash Collateral Order and the DIP Order, if any, as applicable, as provided in the Cash Collateral Order and DIP Order, as applicable.

5.9. Corporate Governance, Directors and Officers.

(a) Certificate of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Reorganized Debtor shall be amended and restated in the form of the Restated Certificate of Incorporation and the Restated ByLaws. The Restated Certificate of Incorporation of the Reorganized Debtor will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code without any further actions by the stockholders or directors of the Debtor or the Reorganized Debtor. After the Effective Date, the Reorganized Debtor may amend and restate the Restated Certificate of Incorporation as provided therein or by applicable law.

(b) Directors and Officers of the Reorganized Debtor. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, (i) the initial directors of the Debtor shall be appointed by the holders of New Molecular Insight Capital Stock in accordance with the Restated Certificate of Incorporation and the Stockholders’ Agreement, and (ii) the officers of the Debtor immediately prior to the Effective Date shall be the initial officers of the Reorganized Debtor. All directors of the Debtor serving immediately prior to the Effective Date shall be deemed to have resigned as of the Effective Date. Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other person proposed to serve on the initial board of directors of the Reorganized Debtor or as an initial officer of the Reorganized Debtor, and, to the extent such person is an insider, the nature of any compensation for such person. The classification and composition of the board of directors shall be consistent with the Restated Certificate of Incorporation, and such board shall consist of no more than five (5) directors, with one being the then serving chief executive officer of the Reorganized Debtor. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Stockholders’ Agreement, the Restated Certificate of Incorporation and Restated Bylaws of the Reorganized Debtor and the corporation laws of the State of Delaware.

(c) Corporate Action. On the Effective Date, and as provided in the Plan of Reorganization, the adoption of the Restated Certificate of Incorporation and the Restated Bylaws, the selection of directors and officers for the Reorganized Debtor, and all actions of the Debtor and the Reorganized Debtor contemplated by the Plan of Reorganization shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan of Reorganization and the Confirmation Order). All matters provided for in the Plan of Reorganization involving the corporate structure of the Debtor and the Reorganized Debtor and any corporate action required by the Debtor and the Reorganized Debtor in connection with the Plan of Reorganization, shall be deemed to have timely occurred in accordance with applicable state law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor and the Reorganized Debtor. Notwithstanding the foregoing, on the Effective Date the appropriate officers and members of the board of directors of the Reorganized Debtor are and shall be authorized and directed to take or cause to be taken all such actions as may be necessary or appropriate to issue, execute and deliver the agreements, documents, certificates, securities and instruments contemplated by the Plan of Reorganization in the name of and on behalf of the Reorganized Debtor.

5.10. Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan of Reorganization or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan of Reorganization, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan of Reorganization, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

SECTION 6. DISTRIBUTIONS

6.1. Timing of Distribution; Disputed Claims.

Except as otherwise provided herein or by order of the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan of Reorganization shall be made on the Effective Date or as promptly thereafter as practicable. Notwithstanding the foregoing or anything herein to the contrary, neither the Debtor nor the Reorganized Debtor shall be required to make any distributions under this Plan of Reorganization to holders of Allowed General Unsecured Claims prior to the date that all Contingent Claims are Allowed, estimated for purposes of distribution under section 7.3 of the Plan of Reorganization or otherwise disallowed by a Final Order of the Bankruptcy Court. For purposes of calculating a Pro Rata Share, the amount of the total Allowed Claims in each Class shall be calculated as if all unresolved Disputed Claims in each Class were Allowed in the full amount thereof.

6.2. Distributions of Cash and Plan Securities.

(a) Distributions from Reorganized Debtor of the New Molecular Insight Preferred Stock. All distributions provided for in the Plan of Reorganization of Plan Securities shall be made by the Debtor to (i) the Indenture Trustee or (ii) with the prior written consent of the Indenture Trustee through the facilities of DTC for the benefit of the holders of Allowed Secured Bond Claims. Notwithstanding the provisions of section 5.3 above regarding the cancellation of the Bonds, the distribution provisions of the Indenture shall continue in effect solely to the extent necessary to authorize the distribution of the corresponding Plan Securities to holders of Allowed Secured Bond Claims pursuant to the Plan of Reorganization on account of Secured Bond Claims. The Reorganized Debtor shall have no liability for any act or omission of the Indenture Trustee or DTC.

(b) Distributions from Exchange Agent of the Plan Securities. As soon as practicable after the Effective Date, the Reorganized Debtor shall send a letter of transmittal to each holder of the Bonds advising such holder of the effectiveness of the Plan of Reorganization and the instructions for delivering to the Indenture Trustee any Bonds in exchange for the corresponding Plan Securities issuable or distributable pursuant to the Plan of Reorganization. Such letter of transmittal shall specify that delivery of any Bonds shall be affected, and that risk of loss and title thereto shall pass, only upon delivery of such Bonds to the Indenture Trustee in accordance with the terms and conditions of such letter of transmittal. Such letter of transmittal shall be in such form and have such other provisions as Debtor or Indenture Trustee may reasonably require. Except to the extent the Bonds are evidenced by electronic book entry in the facilities of DTC or as otherwise agreed to in writing by the Indenture Trustee, it shall be a condition to receipt of any distribution of the corresponding Plan Securities that the holder of Bonds surrender or be deemed to have surrendered, in accordance with section 6.2(c), the Bonds.

(c) Lost or Stolen Bonds. In addition to any requirements under the Indenture, or any related agreement, in the event any Bonds that are not evidenced by electronic book entry in the facilities of DTC shall have been lost, stolen or destroyed, then upon the delivery to the Exchange Agent of an affidavit attesting to the fact by the holder of the Bond and the posting by such holder of a bond or the giving by such holder of an indemnity as may be reasonably required by the Reorganized Debtor as indemnity against any claim that may be made against either of them with respect to such Bond, the Exchange Agent shall distribute the corresponding Plan Securities, and any interest payments or other distributions with respect thereto, issuable or payable in exchange for such lost, stolen or destroyed Bond pursuant to the provisions of this Plan of Reorganization. Upon compliance with this section 6.2(c) by a holder of an Allowed Claim evidenced by a Bond, such holder shall, for all purposes under the Plan of Reorganization, be deemed to have surrendered such Bond.

(d) Failure to Surrender Canceled Bonds. Any holder of a Bond that fails to surrender or is deemed to have failed to surrender any Bond required to be delivered hereunder, or fails to comply with the provisions of section 6.2(c) hereof, shall (i) within 180 days after the Effective Date, be entitled to look only to the Reorganized Debtor for its distributions under the Plan of Reorganization, or (ii) within one (1) year after the Effective Date, have its Claim for a distribution pursuant to the Plan of Reorganization on account of such Bond discharged and be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In the event a claim for a distribution pursuant to the Plan of Reorganization on account of such Bond is discharged, such distribution shall vest in the Reorganized Debtor in accordance with section 6.5 hereof. Any holder of a Bond for which no physical certificate was issued to the holder but which instead is held in electronic book entry pursuant to a global security held by DTC shall be deemed to have surrendered its Bond upon the surrender of such global security by DTC.

(e) Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer register for the Bonds as maintained by DTC, the Debtor or their respective agents or participants, shall be deemed closed, and there shall be no further changes in the record holders of any of the Bonds. The Reorganized Debtor, the Exchange Agent, and the Indenture Trustee and their respective agents shall have no obligation to recognize the transfer of any Bonds occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date.

(f) Plan Securities Issued in Different Name. If any Plan Security is to be issued or distributed in a name other than that in which the Bonds surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the Bond so surrendered shall be transferable, and shall be properly assigned and endorsed, (ii) such transfer shall otherwise be proper and (iii) the holder requesting such transfer shall pay all transfer or other taxes payable by reason of the foregoing and establish to the satisfaction of the Exchange Agent that such taxes have been paid.

(g) Minimum Distributions. No payment of Cash less than $500 shall be made by the Debtor or Reorganized Debtor to any holder of a Claim unless either a request therefor is made in writing to the Debtor or Reorganized Debtor, as applicable, by the holder of such Claim and/or the Debtor or Reorganized Debtor, as applicable, so determines to make such payment in its sole and absolute discretion; provided, that if such distribution represents the final, remaining distribution, such distribution may be made notwithstanding such minimum threshold.

(h) Fractional Shares. No fractional shares of New Molecular Insight Capital Stock or Cash in lieu thereof, shall be distributed under the Plan of Reorganization. When any distribution pursuant to the Plan of Reorganization on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Molecular Insight Capital Stock that is not a whole number, the actual distribution of shares of New Molecular Capital Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Molecular Insight Capital Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the rounding provided in this section.

(i) Distributions to Holders of General Unsecured Claims. The Reorganized Debtor shall distribute Cash to holders, as of the Distribution Record Date, of General Unsecured Claims. No distribution contemplated hereby shall be made unless and until such Claim becomes an Allowed Claim.

(j) Manner of Distributions. Any distribution of the New Molecular Insight Capital Stock under this Plan or Reorganization shall be made delivery of physical certificates representing the New Molecular Insight Capital Stock.

6.3. Reserves and Distribution Thereof.

On the Effective Date, the Debtor shall reserve from distribution an amount of Cash equal to the amount of corresponding Cash that would be distributed to holders of Disputed General Unsecured Claims, if such Claims were Allowed Claims (the “Reserved Cash”). The Reserved Cash will be distributed to the holders of Disputed Claims to the extent such Claims become Allowed Claims in accordance with the provisions of section 6.2 hereof and to the extent such Disputed Claims are Allowed for an amount less than the amount for which Cash was reserved, to the other holders of Allowed General Unsecured Claims at the times provided for in section 6.2.

6.4. Undeliverable and Unclaimed Distributions.

(a) Delivery of Distributions. All property under the Plan of Reorganization to be distributed by mail shall be sent to the latest mailing address filed with the Bankruptcy Court for the party entitled thereto, or, if no such mailing address has been so filed, the mailing address reflected in the Debtor’s books and records or the mailing address of the corresponding nominee or participant of the DTC for such party.

(b) Undeliverable Distributions. If any distribution to the holder of an Allowed Claim is returned as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtor is notified in writing of such holder’s then-current address. Undeliverable distributions made by the Reorganized Debtor or the Exchange Agent shall be returned to the Reorganized Debtor and shall remain in the possession of the Reorganized Debtor pursuant to this section until such time as a distribution becomes deliverable. The Reorganized Debtor shall have no obligation to attempt to locate any holder with regard to whom a distribution has been returned as undeliverable, forwarding time expired or similar indication. Undeliverable distributions shall not be entitled to any interest, dividends or other accruals of any kind.

(c) Distributions after the Effective Date. Subject to sections 6.1 and 6.3 hereof, within 20 days after the end of each six month anniversary following the Effective Date, the Reorganized Debtor shall make all distributions, as provided herein or in the Confirmation Order, that become deliverable during the preceding six months, including payments to (a) holders of Allowed Claims who become entitled to additional distributions as a result of the disallowance or reduction of a Disputed Claim, and (b) holders of Disputed Claims that become Allowed Claims.

6.5. Failure to Claim Undeliverable Distributions.

Any holder of an Allowed Claim that does not assert a Claim pursuant to the Plan of Reorganization for an undeliverable distribution within one year after the Effective Date for distributions made on or about the Effective Date and with respect to distributions to be made after the Effective Date, one year after the date of such a subsequent distribution, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases, any Cash held for distribution on account of such Claims shall be retained by the Reorganized Debtor, while any New Molecular Insight Capital Stock held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan of Reorganization or Confirmation Order shall require the Reorganized Debtor, the Exchange Agent, the Indenture Trustee or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

6.6. Compliance with Tax Requirements/Allocations.

In connection with the Plan of Reorganization, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan of Reorganization to the contrary, the Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan of Reorganization to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocate all distributions made under the Plan of Reorganization in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

6.7. Compensation and Reimbursement to Exchange Agent for Services Related to Balloting and Distributions.

The Exchange Agent providing services related to distributions pursuant to the Plan of Reorganization shall receive from the Reorganized Debtor, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtor.

6.8. Setoffs.

The Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan of Reorganization on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of such Allowed Claim; provided, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claims, rights and Causes of Action that the Debtor or the Reorganized Debtor may possess against such holder.

6.9. Claims Paid or Payable by Third Parties.

(a) Claims Paid by Third Parties. The Debtor or the Reorganized Debtor, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtor or Reorganized Debtor on account of such Claim, such holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. If the Debtor becomes aware of the payment by a third party, the Debtor or Reorganized Debtor, as applicable, will send a notice of wrongful payment to such party requesting return of any excess payments and advising the recipient of the provisions of the Plan requiring turnover of excess estate funds. The failure of such holder to timely repay or return such distribution shall result in the holder owing the Reorganized Debtor annualized interest at the federal judgment rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

(b) Claims Payable by Third Parties. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c) Applicability of Insurance Policies. Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any person or entity may hold against any other entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

SECTION 7. PROCEDURES FOR DISPUTED CLAIMS

7.1. Objections to Claims.

Except as to applications for allowance of compensation and reimbursement of expenses under sections 328, 330 and 503 of the Bankruptcy Code, the Reorganized Debtor shall on and after the Effective Date have the exclusive authority to enforce, sue on, object to, settle, compromise, withdraw, assign or litigate to judgment (or decline to do any of the foregoing) any and all Claims, objections to Claims including Administrative Expense Claims, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any person or entity without approval of the Bankruptcy Court, subject to this section 7.1, the Confirmation Order, and any contract, instrument, release, indenture or other agreement entered into in connection herewith.

All objections to Claims must be filed on or before the date that is one hundred eighty (180) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court.

7.2. Payments and Distributions with Respect to Disputed Claims.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim; provided, however, this section 7.2 shall not prohibit the Reorganized Debtor, in its sole discretion, from paying any portion of the Disputed Claim, if any, that is not specifically disputed. After a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim shall receive all payments and distributions to which such holder is then entitled in accordance with section 6 of the Plan of Reorganization. Notwithstanding the foregoing, any person who holds both an Allowed Claim(s) and a Disputed Claim(s) shall receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution shall be made on the Disputed Claim(s) until such dispute(s) is resolved by settlement or Final Order. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same Class.

7.3. Estimation of Claims.

The Debtor or Reorganized Debtor may at any time request that the Bankruptcy Court estimate any Contingent Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Except as provided herein, Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4. Disallowed Claims.

(a) All Claims held by persons or entities against whom or which the Debtor has commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan of Reorganization. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtor from such party have been paid.

(b) EXCEPT AS OTHERWISE AGREED BY THE DEBTOR WITH THE PRIOR WRITTEN CONSENT OF THE REQUIRED CONSENTING BONDHOLDERS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE

WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

(c) On or after the later of the Bar Date and the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtor, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

7.5. Indenture Trustee as Claim Holder.

The Indenture Trustee is authorized but not required to file a Proof of Claim with respect to the Bonds. Any Proof of Claim filed by a registered or beneficial holder of the Bonds for which the Indenture Trustee has filed a Proof of Claim shall be Disallowed by the Confirmation Order as duplicative of the Proof of Claim filed by the Indenture Trustee without need for any further action or Bankruptcy Court Order, except to the extent that any Claim, or a portion of a Proof of Claim, filed by a holder is not included within the Proof of Claim filed by the Indenture Trustee.

SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1. General Treatment.

On the Effective Date, all Executory Contracts shall be deemed to be assumed in accordance with sections 365 and 1123 of the Bankruptcy Code, except for an Executory Contract that (a) previously has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected in the Plan Supplement, or (c) is the subject of a separate (i) assumption motion filed by the Debtor, or (ii) rejection motion filed by the Debtor, under section 365 of the Bankruptcy Code prior to the Confirmation Date. The list of executory contracts to be rejected in the Plan Supplement shall be acceptable to the Consenting Bondholders. The Debtor may, at any time on or prior to the Effective Date and with the prior written consent of the Consenting Bondholders, amend the list of Executory Contracts in the Plan Supplement. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions and/or rejections described above as of the Effective Date.

8.2. Cure of Defaults.

At least fifteen (15) days prior to the Confirmation Date the Debtor shall file and serve on all parties to Executory Contracts to be assumed as of the Effective Date, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtor in accordance with section 365(b)(1) of the Bankruptcy Code. Objections to any such proposed cure payment must be made by the deadline for filing objections to confirmation of the Plan of Reorganization, and will be determined, if necessary, at the Confirmation Hearing. A party to an assumed Executory Contract that does not file an appropriate pleading with the Bankruptcy Court on or before the deadline set by the Bankruptcy Court for objection to the cure amount is deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any Executory Contracts that are assumed or assumed and assigned under the Plan of Reorganization (including, without limitation, Claims filed in the Chapter 11 Case or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to Executory Contracts that are assumed or assumed and assigned under the Plan of Reorganization) will be made by the Reorganized Debtor as soon as practicable after the Effective

Date, but not later than thirty days after the Effective Date. In the event of a dispute regarding: (1) the existence of any default or the amount of any cure payments, (2) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract to be assumed or (3) any other matter pertaining to assumption of such contracts or leases, any cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order by the Bankruptcy Court resolving the dispute and otherwise approving the assumption.

8.3. Rejection Claims.

In the event that the rejection of an Executory Contract by the Debtor pursuant to the Plan of Reorganization results in damages to the counterparty to such Executory Contract, a Claim for such damages, if not heretofore evidenced by a timely filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, or the Debtor’s properties or interests in property as agents, successors, or assigns, unless a Proof of Claim is filed with the Bankruptcy Court by no later than thirty (30) days after the effective date of such rejection.

8.4. No Survival of the Debtor’s Indemnification Obligations.

The obligations of the Debtor to indemnify any person serving at the Petition Date or thereafter as one of its directors, officers or employees by reason of such person’s service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor’s constituent documents or by a written agreement with the Debtor or the law of the state in which the Reorganized Debtor is organized, shall not survive the Effective Date. The Reorganized Debtor shall not have any obligation pursuant to the Plan or otherwise to provide indemnification or reimbursement with respect to any act or omission (whether occurring before or after the Effective Date) of any person that is no longer serving as an officer, director or employee of the Reorganized Debtor on or after the Effective Date. Pursuant to the budget attached to the Cash Collateral Order, the Debtor is authorized to use cash collateral to purchase an extended reporting period endorsement to the directors and officers liability insurance policy that is currently in force, or to purchase other directors and officers liability insurance coverage with respect to acts and omissions preceding the Effective Date provided that such coverage shall not be conditioned on indemnification from the Reorganized Debtor or include any deductible or self-insured retention for which the Reorganized Debtor may be responsible.

8.5. Survival of Other Employment Arrangements.

All prepetition employment contracts, benefit, compensation, and other similar programs and plans shall be deemed and treated as Executory Contracts pursuant to the Plan of Reorganization and shall continue in full force and effect as obligations of the Reorganized Debtor for the period the Debtor has obligated itself with respect thereto, except to the extent they have been previously rejected or are rejected hereunder. Notwithstanding section 10.4, the Plan of Reorganization shall not release former officers of the Debtor from any continuing obligations the former officers owe to the Debtor under employment, separation, severance, non-competition, non-disclosure or proprietary rights agreements existing between the Debtor and the former officers if and to the extent that such agreements are assumed by the Debtor in connection with the Chapter 11 Case.

8.6. Insurance Policies.

All insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to the Plan of Reorganization and shall be assumed by the Debtor and the Reorganized Debtor and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtor. Nothing contained in this section shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor’s policies of insurance.

SECTION 9. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1. Conditions Precedent to Confirmation Date.

The occurrence of the Confirmation Date of the Plan of Reorganization is subject to the following conditions precedent each of which must be satisfied or waived in accordance with section 9.3:

(a) a Final Order, finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, shall have been entered by the Bankruptcy Court;

(b) the Disclosure Statement is consistent with the Plan Support Agreement and is in form and substance reasonably satisfactory to the Debtor and the Consenting Bondholders;

(c) the proposed Confirmation Order will contain authorization for the releases and injunctions contemplated by section 10 hereof, and will otherwise be in form and substance reasonably satisfactory to the Debtor and the Consenting Bondholders;

(d) the Plan Support Agreement shall be in full force and effect, all payments required thereunder shall be paid in Cash as required by the terms thereof, the Plan Support Agreement shall not have been terminated and there shall be no ongoing event of default thereunder (other than defaults for which the parties entitled to exercise remedies have not done so within a reasonable amount of time);

(e) except as otherwise provided in the definition of Plan Supplement, the Plan of Reorganization, including any amendments, modifications or supplements thereto, and all documentation contemplated by this Plan of Reorganization and the terms set forth in the Plan Supplement, shall be in form and substance reasonably satisfactory to the Debtor and the Consenting Bondholders;

(f) the Cash Collateral Order and the DIP Order, as applicable, shall be in full force and effect, shall not have been terminated and there shall be no ongoing event of default (other than defaults for which the parties entitled to exercise remedies have not done so within a reasonable amount of time); and

(g) at the request of the Required Consenting Bondholders, the Debtor shall have obtained orders of the Bankruptcy Court rejecting (i) that certain Territory License Agreement, dated September 1, 2009, between the Debtor and BioMedica Life Sciences S.A., (ii) the Supply Agreement, dated October 19, 2009, between the Debtor and BioMedica Life Sciences S.A. and (iii) that certain Facility Setup and Contract Manufacturing Agreement, dated October 20, 2009, between the Debtor and Eckert & Ziegler Nuclitec GmbH; provided, however, that it shall not be a condition precedent that any claims resulting from the rejection of the contracts set forth in clause (g) (including, without limitation, any claims under section 365(n) of the Bankruptcy Code) be resolved in a manner that is satisfactory to the Consenting Bondholders (unless resolved consensually or by way of settlement, in which case consent of the Consenting Bondholders, not to be unreasonably withheld, shall be required), provided, further, that if the Debtor elects to renegotiate or replace the agreement referenced in subclause (g)(iii), any such renegotiation or replacement must be on terms reasonably satisfactory to the Consenting Bondholders.

9.2. Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan of Reorganization is subject to the following conditions precedent each of which must be satisfied or waived in accordance with section 9.3:

(a) the Bankruptcy Court shall have entered the Confirmation Order, which order shall contain authorization for the releases and injunctions contemplated by section 10 hereof, and will otherwise be in form and substance reasonably satisfactory to the Debtor and the Consenting Bondholders and such Confirmation Order shall have become a Final Order;

(b) all actions, documents, and agreements necessary to implement the Plan of Reorganization, including, without limitation, all actions, documents, and agreements necessary to implement the Restructuring Transactions, shall have been effected or executed;

(c) the Cash Collateral Order and the DIP Order, as applicable, shall be in full force and effect immediately prior to the Effective Date, shall not have been terminated and there shall be no ongoing event of default (other than defaults for which the parties entitled to exercise remedies have not done so within a reasonable amount of time);

(d) the Plan Support Agreement shall be in full force and effect, all payments required thereunder shall be paid in Cash as required by the terms thereof, the Plan Support Agreement shall not have been terminated and there shall be no ongoing event of default thereunder (other than defaults for which the parties entitled to exercise remedies have not done so within a reasonable amount of time);

(e) the Stockholders’ Agreement, the Investor Rights Agreement, and the New Warrant Agreement shall have been executed as contemplated by this Plan;

(f) the New Pledge and Security Agreement and the Exit Credit Agreement shall have been executed and all conditions to the effectiveness thereof (including, but not limited to, the execution and/or delivery of such other agreements, documents and instruments as are required to be executed and/or delivered as a condition precedent to the effectiveness thereof) shall have been satisfied or waived by the Exit Lenders and/or Exit Agent, in accordance with the terms thereof; and

(g) the Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents necessary to implement the Plan of Reorganization and that are required by law, regulation, or order.

9.3. Waiver of Conditions Precedent.

Each of the conditions precedent in sections 9.1 and 9.2, may be waived, in whole or in part, at any time by the Debtor with the prior written consent of the Consenting Bondholders without leave or order of the Bankruptcy Court and without any formal action.

9.4. Effect of Failure of Conditions to Effective Date.

If the conditions precedent specified in section 9.2 hereof have not been satisfied or waived by the earlier of May 16, 2011 and sixty (60) days after the Confirmation Date, then, unless such deadline is extended with the prior written consent of the Required Consenting Bondholders, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan of Reorganization shall be made, (c) the Debtor and all holders of Claims and Old Molecular Insight Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all of the Debtor’s obligations with respect to the Claims and the Old Molecular Insight Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor or otherwise.

SECTION 10. EFFECT OF CONFIRMATION

10.1. Discharge of Debtor.

Except as otherwise provided herein or in the Confirmation Order, the rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, settlement, discharge and release of all existing Claims and Equity Interests of any nature whatsoever, known or unknown against the Debtor or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided herein, on the Effective Date, all such Claims against and Equity Interests in the Debtor and the Reorganized Debtor shall be, and shall be deemed to be, satisfied, released discharged and terminated in full, and all holders of Claims and Equity Interest shall be precluded and enjoined from asserting against the Reorganized Debtor or any of its assets or properties, any other or further Equity Interest or Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim. Notwithstanding any provision herein, any valid setoff or recoupment rights held against the Debtor shall not be affected by the Plan of Reorganization and shall be expressly preserved in the Confirmation Order. Except as provided in the Plan or the Confirmation Order, confirmation will, as of the Effective Date, discharge the Debtor from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code or the holder of a Claim based on such debt has accepted the Plan and satisfy or terminate all Equity Interests and other rights of equity security holders in the Debtor.

10.2. Injunction.

Except as otherwise expressly provided in the Plan of Reorganization or Confirmation Order, from and after the Effective Date, all persons who have held, hold or may hold Claims against or Equity Interests in the Debtor are permanently enjoined from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Cause of Action or other proceeding of any kind (including, without limitation, in any judicial, arbitration, administrative or other forum) against or affecting the Reorganized Debtor or the Estate on account of or respecting any Claim, Equity Interest, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this section 10; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order in respect of any Claim against the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this section 10; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind in respect of any Claim against the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged, released or to be released pursuant to this section 10; (iv) asserting, directly or indirectly, any setoff, right of subrogation or recoupment right of any kind in respect of any Claim against any debt, liability or obligation due to the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to this section 10; or (v) commencing or continuing any action or proceeding in any manner or in any place whatsoever that does not conform to or comply with the provisions of this Plan of Reorganization.

10.3. Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.4. Releases of D&O Releasees.

IN CONSIDERATION OF THE EFFORTS EXPENDED AND TO BE EXPENDED BY THE DEBTOR’S OFFICERS AND DIRECTORS IN CONJUNCTION WITH THE DEBTOR’S OPERATIONAL AND FINANCIAL RESTRUCTURING BOTH BEFORE AND DURING THE CHAPTER 11 CASE, ON THE EFFECTIVE DATE, THE DEBTOR, THE REORGANIZED DEBTOR AND THE CONSENTING BONDHOLDERS AUTOMATICALLY SHALL RELEASE AND SHALL BE DEEMED TO RELEASE THE D&O RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE DEBTOR, ITS ESTATE OR THE CONSENTING BONDHOLDERS, RESPECTIVELY, WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER PERSON OR ENTITY, BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER CIRCUMSTANCE TAKING PLACE OR EXISTING ON OR PRIOR TO THE EFFECTIVE DATE (INCLUDING PRIOR TO THE PETITION DATE) IN CONNECTION WITH OR RELATED TO THE REORGANIZED DEBTOR, THE DEBTOR THEIR RESPECTIVE ASSETS, PROPERTY OR ESTATE, OR THE CHAPTER 11 CASE. SUCH RELEASE WILL BE EFFECTIVE NOTWITHSTANDING THAT THE DEBTOR OR THE REORGANIZED DEBTOR MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH THAT PARTY NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND THE DEBTOR AND THE REORGANIZED DEBTOR ARE HEREBY EXPRESSLY DEEMED TO HAVE WAIVED ANY AND ALL RIGHTS THAT THEY MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH WOULD LIMIT THE EFFECT OF THE FOREGOING RELEASE, WAIVER, AND DISCHARGE TO THOSE RELEASED CLAIMS ACTUALLY KNOWN OR SUSPECTED TO EXIST ON THE EFFECTIVE DATE. ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019 AND SECTION 1123(B)(3)(A) OF THE BANKRUPTCY CODE, OF THE RELEASE AND SETTLEMENT CONTAINED IN THIS SECTION, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE SUCH SETTLEMENT AND RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE D&O RELEASEES; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR IN THIS SECTION; (C) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS; (D) FAIR, EQUITABLE AND REASONABLE; (E)

GIVEN AND MADE AFTER REASONABLE INVESTIGATION BY THE DEBTOR AND AFTER NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO ANY OF THE DEBTOR, THE REORGANIZED DEBTOR OR THE CONSENTING BONDHOLDERS ASSERTING ANY CLAIM RELEASED IN THIS SECTION AGAINST ANY OF THE D&O RELEASEES; PROVIDED, THAT THIS SECTION 10.4 SHALL NOT OPERATE AS A WAIVER OR RELEASE FROM ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF ANY ACT OR OMISSION WHICH IS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT.

10.5. Release of Released Parties.

AS OF THE EFFECTIVE DATE, THE DEBTOR, ON BEHALF OF ITSELF AND ALL OF ITS SUCCESSORS AND ASSIGNS, AND THE DEBTOR’S ESTATE (COLLECTIVELY, INCLUDING THE DEBTOR AND ITS ESTATES, THE “RELEASING PARTIES”) WILL BE DEEMED TO HAVE FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE RELEASED PARTIES FROM ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, LIABILITIES, RIGHTS OF CONTRIBUTION AND RIGHTS OF INDEMNIFICATION, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE (COLLECTIVELY, THE “RELEASED CLAIMS”), THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER CIRCUMSTANCE TAKING PLACE OR EXISTING ON OR PRIOR TO THE EFFECTIVE DATE (INCLUDING PRIOR TO THE PETITION DATE) IN CONNECTION WITH OR RELATED TO THE REORGANIZED DEBTOR, THE DEBTOR, THEIR RESPECTIVE ASSETS, PROPERTY OR ESTATE, OR THE CHAPTER 11 CASE, WHICH ANY RELEASING PARTY HAD, HAS OR MAY HAVE AGAINST A RELEASED PARTY. SUCH RELEASE WILL BE EFFECTIVE NOTWITHSTANDING THAT ANY RELEASING PARTY OR OTHER PERSON OR ENTITY MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH THAT PARTY NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND THE RELEASING PARTIES ARE HEREBY EXPRESSLY DEEMED TO HAVE WAIVED ANY AND ALL RIGHTS THAT THEY MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH WOULD LIMIT THE EFFECT OF THE FOREGOING RELEASE, WAIVER, AND DISCHARGE TO THOSE RELEASED CLAIMS ACTUALLY KNOWN OR SUSPECTED TO EXIST ON THE EFFECTIVE DATE. ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019 AND SECTION 1123(B)(3)(A) OF THE BANKRUPTCY CODE, OF THE RELEASE AND SETTLEMENT CONTAINED IN THIS SECTION, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE SUCH SETTLEMENT AND RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR IN THIS SECTION; (C) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS; (D) FAIR, EQUITABLE AND REASONABLE; (E) GIVEN AND MADE AFTER REASONABLE INVESTIGATION BY THE DEBTOR AND AFTER NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO EITHER THE DEBTOR OR THE REORGANIZED DEBTOR ASSERTING ANY CLAIM RELEASED IN THIS SECTION AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, THAT THIS SECTION

10.5 SHALL NOT OPERATE AS A WAIVER OR RELEASE FROM ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF ANY ACT OR OMISSION WHICH IS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT.

10.6. Exculpation.

EXCEPT WITH RESPECT TO ANY ACTS OR OMISSIONS EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OF REORGANIZATION, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY ENTITY OR PERSON FOR ANY PREPETITION OR POSTPETITION ACT TAKEN OR NOT TAKEN IN CONNECTION WITH, OR ARISING FROM OR RELATING IN ANY WAY TO, THE CHAPTER 11 CASE, INCLUDING, WITHOUT LIMITATION, THE OPERATION OF THE DEBTOR’S BUSINESSES DURING THE PENDENCY OF THESE CHAPTER 11 CASES; FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING AND/OR EFFECTING THE PLAN SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT AND THE PLAN OF REORGANIZATION (INCLUDING THE PLAN SUPPLEMENT AND ANY RELATED CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION THEREWITH); THE SOLICITATION OF VOTES FOR THE PLAN OF REORGANIZATION AND THE PURSUIT OF CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION; THE ADMINISTRATION OF THE PLAN OF REORGANIZATION AND/OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN OF REORGANIZATION; THE OFFER AND ISSUANCE OF ANY SECURITIES UNDER THE PLAN OF REORGANIZATION; AND OR ANY OTHER PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTOR. IN ALL RESPECTS, EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING HIS, HER OR ITS RESPECTIVE DUTIES UNDER, PURSUANT TO OR IN CONNECTION WITH, THE PLAN OF REORGANIZATION. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THE FOREGOING “EXCULPATION” SHALL EXCULPATE ANY PERSON OR ENTITY FROM ANY LIABILITY THAT IS DETERMINED IN A FINAL ORDER TO HAVE RESULTED FROM ANY ACT OR OMISSION CONSTITUTING FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR CRIMINAL CONDUCT, IN EACH CASE, THAT CAUSES DAMAGES, OR ULTRA VIRES ACTS AS DETERMINED BY A FINAL ORDER.

10.7. Retention of Causes of Action/Reservation of Rights.

(a) In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in sections 10.4 and 10.5, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No person or entity may rely on the absence of a specific reference in the Plan of Reorganization, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against them. The Debtor or Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan of Reorganization. Unless any Causes of Action against a person or entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan of Reorganization or a Bankruptcy Court order, the Reorganized Debtor expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after, or as a consequence of the entry of the Confirmation Order or the Effective Date.

(b) Subject to the releases set forth in sections 10.4 and 10.5, the Reorganized Debtor reserves and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Case or pursuant to the Plan of Reorganization. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtor may hold against any person or entity shall vest in the Reorganized Debtor. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

10.8. Solicitation of the Plan of Reorganization.

As of and subject to the occurrence of the Confirmation Date, (a) the Debtor and its directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, accountants, and other professional advisors and agents shall be deemed to have solicited acceptances of the Plan of Reorganization in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtor, the Consenting Bondholders and each of their respective directors, officers, employees, attorneys, affiliates, agents, financial advisors, investment bankers, professional advisors, restructuring consultants, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan of Reorganization, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan of Reorganization or the offer and issuance of any securities under the Plan of Reorganization.

SECTION 11. RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall, to the fullest extent legally permissible, retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Case and the Plan of Reorganization pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction:

(a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of Executory Contracts and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

(d) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e) to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the disclosure statement for the Plan of Reorganization, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) to hear and determine all applications for Professional Fees incurred prior to the Confirmation Date;

(i) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, the Restructuring Transactions or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) to take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation;

(k) to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar claims pursuant to section 105(a) of the Bankruptcy Code;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(o) to enter a final decree closing the Chapter 11 Case;

(p) to recover all assets of the Debtor and property of the Estate, wherever located; and

(q) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtor or Reorganized Debtor pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

SECTION 12. MISCELLANEOUS PROVISIONS

12.1. Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Reorganized Debtor shall pay all fees payable pursuant to 28 U.S.C. § 1930, and, if applicable, any interest payable pursuant to 31 U.S.C. § 3717, as determined by the Bankruptcy Court, shall be paid on the Effective Date or thereafter as and when they become due and owing.

12.2. Payment of Fees and Expenses under the Indenture.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall pay in full in Cash (i) all outstanding fees and expenses due and payable under the Cash Collateral Order, and (ii) the usual and customary fees of the Indenture Trustee for services rendered post-Effective Date to implement the Plan; provided, that in each case reasonably detailed fee invoices (redacted as necessary to preserve privilege) are provided to the Debtor as a condition of such payment.

12.3. Administrative Expense Claims.

All requests for payment of an Administrative Expense Claim (other than Professional Fees governed by section 2.2 hereof) that accrued on or before the Effective Date that were not otherwise paid in the ordinary course of business must be filed with the Bankruptcy Court and served on the Reorganized Debtor no later than sixty (60) days after the Confirmation Date (the “Administrative Expense Claim Bar Date”). A notice setting forth the Administrative Expense Claim Bar Date will be filed on the Bankruptcy Court’s docket. Further notice of the Administrative Expense Claim Bar Date will be provided as may be directed by the Bankruptcy Court. No request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim previously Allowed by Final Order. The Reorganized Debtor, in its sole and absolute discretion, may settle Administrative Expense Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtor may also choose to object to any Administrative Expense Claim no later than ninety (90) days from the Administrative Expense Claim Bar Date, subject to extensions by the Bankruptcy Court or on motion of a party in interest approved by the Bankruptcy Court. Unless the Reorganized Debtor (or other party with standing) objects to a timely-filed and properly served Administrative Expense Claim, such Administrative Expense Claim will be deemed Allowed in the amount requested. In the event that the Reorganized Debtor objects to an Administrative Expense Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Expense Claim should be Allowed and, if so, in what amount. Any requests for payment of Administrative Expense Claims that are not properly filed and served by the Administrative Expense Claim Bar Date shall be disallowed automatically without the need for any objection from the Debtor or the Reorganized Debtor or any action by the Bankruptcy Court.

12.4. Dissolution of Statutory Committee of Unsecured Creditors.

The Committee, if any, shall dissolve on the Effective Date and its members shall be released and discharged from all duties and rights arising from, or related to, the Chapter 11 Case.

12.5. Substantial Consummation.

On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.6. Request for Expedited Determination of Taxes.

The Reorganized Debtor shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through and including the Effective Date.

12.7. Amendments.

(a) General. Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan of Reorganization prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization in such manner as may be necessary to carry out the purpose and intent of the Plan of Reorganization; provided, however, that the Debtor may only make a material amendment of or modification to the Plan of Reorganization with the prior written consent of the Required Consenting Bondholders consistent with the amendment provisions of the Plan Support Agreement.

(b) Other Amendments. Prior to the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court.

12.8. Revocation or Withdrawal of the Plan Reorganization.

The Debtor reserves the right, with the prior written consent of the Consenting Bondholders, to revoke or withdraw the Plan of Reorganization prior to the Confirmation Date. If the Debtor takes such action, the Plan of Reorganization shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in further proceedings involving the Debtor.

12.9. Severability.

Should any provision in the Plan of Reorganization be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan of Reorganization so long as such determination does not affect any material term or benefit of this Plan.

12.10. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

12.11. Time.

In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12. Binding Effect.

The Plan of Reorganization shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

12.13. Plan Controls.

To extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the terms and provisions of the Plan of Reorganization, the Plan of Reorganization shall control.

12.14. Notices.

All pleadings, notices, requests, and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Molecular Insight Pharmaceuticals, Inc.

160 Second Street

Cambridge, Massachusetts 02142

Attn: Harry Stylli

Telephone: (858) 699-3009

Telecopier: (617) 871-6983

- and –

Kramer Levin Naftalis & Frankel, LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: Kenneth H. Eckstein, Esq.

Telephone: (212) 715-9100

Telecopier: (212) 715-8000

- and –

Riemer & Braunstein LLP

Three Center Plaza, 6th Floor

Boston, Massachusetts 02108

Attn: Alan L. Braunstein, Esq.

Telephone: (617) 523-9000

Telecopier: (617) 692-3516

with copies to:

Attorneys for certain holders of Secured Bond Claims

under the Indenture

Bingham McCutchen LLP

399 Park Avenue

New York, New York 10022

Attn: Jeffrey S. Sabin, Esq. and Jonathan B. Alter, Esq.

Telephone: (212) 705-7747

Telecopier: (212) 752-5378

-and-

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attn: Andrew J. Gallo, Esq.

Telephone: (617) 951-8117

Telecopier: (617) 951-8736

Dated:	Boston, Massachusetts March 23, 2011

Respectfully submitted,

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ Harry Stylli
	Name:	Harry Stylli
	Title:	President and Chief Restructuring Officer